Exhibit 10.1

FIRST AMENDMENT TO SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

FIRST AMENDMENT TO SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Amendment”), dated January 29, 2010, between PHILLIPS-VAN HEUSEN CORPORATION, a Delaware corporation (“PVH” and, together with its affiliates and subsidiaries, the “Company”), and EMANUEL CHIRICO (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company has previously entered into that certain Second Amended and Restated Employment Agreement with the Executive, dated as of December 23, 2008 (the “Employment Agreement”); and

WHEREAS, the parties desire to amend the Employment Agreement to clarify the formula used to determine payouts under Sections 3(b) and 3(f) of the Employment Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.

Definitions.  Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Employment Agreement.

2.

Clarifications. In order to clarify the amounts payable under Sections 3(b) and 3(f) of the Employment Agreement, Sections 3(b) and 3(f)(ii) of the Employment Agreement are hereby deleted in their entirety and the following substituted in lieu thereof.

(a) Substitution for Section 3(b).

(b)

Termination without Cause by the Company or for Good Reason by the Executive Prior to a Change in Control.  The Company may also terminate the Executive’s employment with the Company at any time without Cause, and the Executive may terminate his employment with the Company at any time for Good Reason (as defined below in Section 3(f)(i)(B)).  If the Company terminates the Executive’s services without Cause or the Executive terminates his employment with the Company for Good Reason, other than during the two-year period following a Change in Control (as defined below in Section 3(f)(i)(A)), the Executive shall be entitled to receive from the Company (i) the portion of the Base Salary for periods prior to the effective date of termination accrued but unpaid (if any); (ii) all unreimbursed expenses (if any), subject to Section 2(d); (iii) an aggregate amount (the “Severance Amount”) equal to two times the sum of (A) the Base Salary plus (B) an amount equal to the same percentage of the Executive’s Base Salary that the Executive’s “target” level payout was set at under the Company’s annual bonus plan (if any) in respect of the fiscal year prior to the fiscal year during which the termination occurs; and (iv) the payment or provision of any Other Benefits.  The Severance Amount shall be paid in 48 substantially equal payments (each such installment shall be treated as a separate payment as defined under Treasury Regulation § 1.409A-2(b)(2)) on the same schedule that Base Salary was paid immediately prior to the Executive’s date of termination, commencing on the first such scheduled payroll date that occurs on or following the date that is 30 days after the Executive’s termination of employment, subject to the Executive’s compliance with the requirement to deliver the release contemplated pursuant to Section 4(a)In addition, if the Company terminates the Executive’s employment with the Company without Cause or the Executive terminates his employment with the Company for Good Reason, then the Company shall also provide to the Executive, during the two-year period following the Executive’s date of termination, medical, dental, life and disability insurance coverage for the Executive and the members of his family which is not less favorable to the Executive than the group medical, dental, life and disability insurance coverage carried by the Company for the Executive and the members of his family immediately prior to such termination of employment; provided, however, that the obligations set forth in this sentence shall terminate to the extent the Executive obtains comparable medical, dental, life or disability insurance coverage from any other employer during such period, but the Executive shall not have any obligation to seek or accept employment during such period, whether or not any such employment would provide comparable medical and dental insurance coverage; and provided further, however, that the Executive shall be obligated to pay an amount equal to the active employee contribution, if any, for each such coverage.  For the avoidance of doubt, the payment of the Severance Amount shall be in lieu of any amounts payable under the Company’s severance policy (as then in effect) and the Executive hereby waives any and all rights thereunder.  If the Executive is a “specified employee” (as determined under the Company’s policy for identifying specified employees) on the date of his “separation from service” (within the meaning of Section 409A) and if any portion of the Severance Amount would be considered “deferred compensation” under Section 409A, all payments of the Severance Amount (other than payments that satisfy the short-term deferral rule, as defined in Treasury Regulation §1.409A-1(b)(4), or that are treated as separation pay under Treasury Regulation §1.409A-1(b)(9)(iii) or §1.409A-1(b)(9)(v)) shall not be paid or commence to be paid on any date prior to the first business day after the date that is six months following the Executive’s separation from service.  The first payment that can be made shall include the cumulative amount of any amounts that could not be paid during such six-month period.  In addition, interest will accrue at the 10-year T-bill rate (as in effect as of the first business day of the calendar year in which the separation from service occurs) on all payments not paid to the Executive prior to the first business day after the sixth month anniversary of his separation from service that otherwise would have been paid during such six-month period had this delay provision not applied to the Executive and shall be paid with the first payment after such six-month period.  Notwithstanding the foregoing, payments delayed pursuant to this six-month delay requirement shall commence earlier in the event of the Executive’s death prior to the end of the six-month period.  For purposes hereof, the Executive shall have a “separation from service” upon his death or other termination of employment for any reason.

(b) Substitution for Section 3(f)(ii).

(ii)

Obligations of the Company upon a Termination by the Executive for Good Reason or the Company for any reason other than death, Disability or Cause during the Two-Year Period following a Change in Control.  If within two years after the occurrence of a Change in Control, the Executive terminates his employment with the Company for Good Reason or the Company terminates the Executive’s employment for any reason other than death, Disability or Cause, the Company (or the then former Company subsidiary employing the Executive), or the consolidated, surviving or transferee Person in the event of a Change in Control pursuant to a consolidation, merger or sale of assets, shall pay to the Executive, in a lump sum immediately subsequent to the date of such termination, (A) the portion of the Base Salary for periods prior to the effective date of termination accrued but unpaid (if any); (B) all unreimbursed expenses (if any), subject to Section 2(d); (C) an aggregate amount equal to three times the Executive’s “cash compensation” (as defined below in this Section 3(f)(ii)); and (D) the payment or provision of any Other Benefits.  The severance amount described in clause (C) of the immediately preceding sentence shall be paid (x) in a lump sum, if the Change in Control event constitutes a “change in the ownership” or a “change in the effective control” of the Company or a “change in the ownership of a substantial portion of a corporation’s assets” (each within the meaning of Section 409A), or (y) in 72 substantially equal payments, if the Change in Control event does not so comply with Section 409A.  The lump sum amount shall be paid, or the installment payments shall commence, as applicable, on the first scheduled payroll date (in accordance with the Company’s payroll schedule in effect for the Executive immediately prior to such termination) that occurs on or following the date that is 30 days after the Executive’s termination of employment; provided, however, that the payment of such severance amount is subject to the Executive’s compliance with the requirement to deliver the release contemplated pursuant to Section 4(a).  Any such installment payment shall be treated as a separate payment as defined under Treasury Regulation §1.409A-2(b)(2).  For purposes of this Section 3(f)(ii), “cash compensation” shall mean the sum of (1) the Base Salary, (2) an amount equal to the same percentage of the Executive’s Base Salary that the Executive’s “target” level payout was set at under the Company’s annual bonus plan (if any) in respect of the fiscal year prior to the fiscal year during which the termination occurs; and (3) an amount equal to the average annual cash awards (if any, except as provided in the proviso hereto) paid to and/or accrued with respect to the Executive during the two completed fiscal years of the Company immediately preceding the date of termination under the Company’s Long Term Incentive Plan (or any successor cash-based long term incentive plan, which for the avoidance of doubt shall include, for purposes of this Section 3(f)(ii), any plan under which the award opportunity is denominated as a dollar amount, even if the actual award amount is satisfied in equity), provided, that if the Long Term Incentive Plan  (or any successor cash-based long term incentive plan) is discontinued and not replaced with a cash-based long term incentive plan, for purposes of determining the average annual cash compensation under clause (C)(2) above, the amounts equal to the payments made or accrued (to the extent earned but unpaid) to or for the Executive under the Company’s Long Term Incentive Plan (or any successor cash-based long term incentive plan) with respect to the final two completed performance cycles under such plan shall be included.  Upon the termination of employment with the Company for Good Reason by the Executive or upon the involuntary termination of employment with the Company of the Executive for any reason other than death, Disability or Cause, in either case within two years after the occurrence of a Change in Control, the Company (or the then former Company subsidiary employing the Executive), or the consolidated, surviving or transferee Person in the event of a Change in Control pursuant to a consolidation, merger or sale of assets, shall also provide, for the period of three consecutive years commencing on the date of such termination of employment, medical, dental, life and disability insurance coverage for the Executive and the members of his family which is not less favorable to the Executive than the group medical, dental, life and disability insurance coverage carried by the Company for the Executive and the members of his family either immediately prior to such termination of employment or immediately prior to the occurrence of such Change in Control, whichever is greater; provided, however, that the obligations set forth in this sentence shall terminate to the extent the Executive obtains comparable medical, dental, life or disability insurance coverage from any other employer during such three-year period, but the Executive shall not have any obligation to seek or accept employment during such three-year period, whether or not any such employment would provide comparable medical, dental, life and disability insurance coverage.  For the avoidance of doubt, the amounts payable under clause (C) of this Section 3(f)(ii) as severance shall be in lieu of any amounts payable under the Company’s severance policy and the Executive hereby waives any and all rights thereunder.  Notwithstanding anything in this Section 3(f)(ii) to the contrary, if the Executive is a “specified employee” (as determined under the Company’s policy for identifying specified employees) on the date of his “separation from service” (within the meaning of Section 409A) and if any portion of the severance amount described in clause (C) of the first sentence of this Section 3(f)(ii) would be considered “deferred compensation” under Section 409A, such severance amount shall not be paid or commence to be paid on any date prior to the first business day after the date that is six months following the Executive's separation from service (unless any such payment(s) shall satisfy the short-term deferral rule, as defined in Treasury Regulation §1.409A-1(b)(4) of his “separation from service” (within the meaning of Section 409A) and if any portion of the severance amount described in clause (C) of the first sentence of this Section 3(f)(ii) would be considered “deferred compensation” under Section 409A, such severance).  In addition, interest will accrue at the 10-year T-bill rate (as in effect as of the first business day of the calendar year in which the separation from service occurs) on such lump sum amount or installment payments, as applicable, not paid to the Executive prior to the first business day after the sixth month anniversary of his separation from service that otherwise would have been paid during such six-month period had this delay provision not applied to the Executive and shall be paid at the same time at which the lump sum payment or the first installment payment, as applicable, is made after such six-month period.  Notwithstanding the foregoing, a payment delayed pursuant to the preceding three sentences shall commence earlier in the event of the Executive's death prior to the end of the six-month period.

3.

Continued Effectiveness of the Employment Agreement.  The Employment Agreement is, and shall continue to be, in full force and effect, except as otherwise provided in this Amendment and except that all references to the Employment Agreement set forth in the Employment Agreement and any other agreements to which the parties hereto are parties which have been executed prior to the date hereof and referring to the Employment Agreement shall mean the Employment Agreement, as amended by this Amendment.

4.

Miscellaneous.

(a)

This Amendment shall be effective as of December 23, 2008.

(b)

This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same amendment.

(c)

This Amendment shall be construed without regard to any presumption or other rule requiring construction against the drafting party.

IN WITNESS WHEREOF, the parties have executed this Amendment on the date first set forth above.

PHILLIPS-VAN HEUSEN CORPORATION

By

/s/ Mark D. Fischer

     Name:  Mark D. Fischer

     Title:  Senior Vice President

/s/ Emanuel Chirico

Emanuel Chirico

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